Exhibit 10.20

Development Agreement by and between
the People’s Government of Hua’an County and Hong Kong Yi Tat
International Limited Relative to the Development of the Tourist
Resource of Hua’an Tulou Cluster

Party A: The People’s Government of Hua’an County

Party B: Hong Kong Yi Tat International Limited

To promote the development of regional economy and speed up the exploitation of tourist resources in Hua’an County, in accordance with the Investment Intention Agreement signed on September 6, 2008, and on the principles of equality and mutual benefit, through amicable consultation, the Parties have made the Agreement on the cooperative development of the tourist resource of the world cultural heritage Hua’an Tulou Cluster.

Chapter I General Provisions

Article 1. The Agreement is signed on the principle of “Party A in charge of preservation of cultural relics and harmonization of the relationship with the third party including villagers within the Scenic Area, Party B in charge of the investment and management of the Scenic Area, and sincere cooperation and mutual benefit of both Parties”.

Article 2. The Project of Cooperative Development: Party A grants Party B the right to operate and manage the tourist resource of Hua’an Tulou Cluster and its core region. The cooperation duration of the Scenic Area development and the operation duration of the franchise item are the same, which is, 40 years beginning from the day when the Agreement is signed.

Article 3. Party A grants Party B the priority to operate and manage the tourist resource of Hua’an Xianzi Pool.

Article 4. The Parties shall work together to win the support of the relevant price administration department and re-appraise and re-fix admission fees of Hua’an Tulou Cluster and other scenic spots.

Article 5. The maintenance of the heritage shall be in strict accordance with the relevant procedure under the operational guidance of the world heritage protection.

Chapter II Party A’s Rights and Obligations

Article 6. Party A shall entrust Party B to collect the admission fees of Hua’an Tulou Cluster and other scenic spots which Party B enjoys the priority to develop.

Article 7. Party A shall use the fund won from the higher authorities in the name of the Scenic Area Project on especially for the Project and in accordance with the Project conditions.

Article 8. Party A shall establish an administration institution of Hua’an Tulou Cluster Scenic Area to be in charge of harmonizing various relationships.

Article 9. Party A shall be responsible to terminate all the original agreements and documents related to tourism development and operation within the Project zone and handle well the after-care work. Party A shall Protect Party B’s legal rights and interests against any violation.

Article 10. According to Party B’s investment plan and actual operation requirement, Party A shall provide land to Party B for construction of the supporting tourist facilities.

Article 11. During the cooperation period, Party A shall grant Party B the right to use the various infrastructures within the Scenic Area.

Article 12. If someone organizes abnormal farming or fishing activities in the existing or planned orchards, gardens, farmlands, or aqua farms within the Scenic Area so that the tourist landscape is damaged or the tourist operation is interrupted, Party A shall come forward promptly to stop them.

Article 13. Party A shall take effective measures to restore gradually the vegetation of the surrounding area of the Scenic Area and the lean-to mountain along the provincial roads to the Scenic Area.

Article 14. Within the Agreement term, unless the Agreement has to be terminated in advance for the reason of the national law or policy, Party A shall not cancel the Agreement unilaterally and take back the operating right.

Chapter III Party B’s Rights and Obligations

Article 15. Party B has the right to operate the Scenic Area independently according to law and decide independently the development models for the Scenic Area, the various operating items and other tourist service items within the Scenic Area. According to the covenants of the Agreement, Party B shall be in charge of the further investment, construction, planning and promotion of the Scenic Area. Party B shall operate independently at its own risk, be responsible for its own profits and losses and handle its own creditor's right and debt.

Article 16. Party B shall give a prompt notice to Party A when it mortgages and pledges its rights and interests under the Agreement.

Article 17. When the Agreement has expired, if Party A intends to continue managing the Scenic Area in the form of management by entrustment, under the same conditions, Party B shall have the priority to renew the Agreement.

Article 18. Party B shall accept the authorization and entrustment of Party A to operate and manage the business of the admission fee of the Scenic Area.

Article 19. Within the three years starting from the day of the signature of the Agreement, without the consent of Party B, Party A shall not grant the tourist resources which Party A has according to the Agreement granted Party B the priority to develop to a third party for development.

Article 20. Party A has the right to supervise Party B to use the appropriated fund won through the Project application especially for the Project.

Article 21. Party B shall be in charge of sanitary service and environmental protection of the Scenic Area.

Article 22. Party B shall construct public facilities, supporting facilities, scenic spot facilities and supporting tourist business facilities within the Scenic Area according to the demands of tourism development.

Article 23. Within the one month starting from the day of the signature of the Agreement, Party B shall take over the running of the Scenic Area all-sidedly.

Article 24. Within two months after taking over the running of the Scenic Area, Party B shall make a phase-I investment plan of the Project. When taking over the running of the Scenic Area, Party B shall purchase from Party A the tourist service center, the parking lot and other assets at the entrance of the Scenic Area. The minimum price of the purchase shall be the construction cost price of RMB 8,000,000 even agreed on by both Parties.

Article IV Disposal of Assets

Article 25. When the Agreement has expired or both Paries have agreed to terminate the Agreement in advance, if it is required by Party A, the Parties shall make an inventory of the supporting Scenic-Area-based business assets invested on and operated independently by Party B during the operating period, and engage a qualified evaluation institution to evaluate the assets. Party A shall purchase to own the assets according to the evaluated value.

Article 26. When the Agreement has expired or both Parties have agreed to terminate the Agreement in advance, Party A shall purchase all the assets invested on and constructed by Party B for the development and operation of the Scenic Area.

Article 27. If the Agreement has to be terminated in advance due to a great change in national laws or policies, Party A shall reimburse Party B in the following way: in terms of all the fixed assets and other supporting operating assets constructed by Party B for the development and operation of the Scenic Area, Party A shall own the assets after paying Party B according to the evaluated value of the assets.

Chapter V Liabilities for Breach of Contract

Article 28. If Party A breaks the Agreement unilaterally and takes back the cooperative management right of the Scenic Area, Party A shall pay 500% of evaluated value of the assets formed by the actual investment of Party B as penalty

Article 29. If Party B fails to pay Party A the payables on schedule according to the covenants of the Agreement, Party B shall bear the penalty fee for overdue payment calculated by doubling the corresponding interest rates on bank loans.

Article 30. If either Party has broken the agreement by failure to fulfill all or part of its liabilities prescribed by the Agreement, it shall be promptly corrected. If it has caused loss to the other Party, the breaching Party shall bear the reimbursement responsibility.

Article 31. If Party A fails to harmonize the relationship between villages, residents and work units within the Project zone and the relevant interest allocations so that their behavior has led to the loss in Party B’s operation, Party A shall compensate Party B for its direct loss.

Chapter VI Other Provisions

Article 32. Party A shall rearrange the work of the staff in its original tourism development company by itself.

Article 33. After Party B has established a Project company according to Article 23 of the Agreement, the new company shall succeed to the rights and obligations regulated in the Agreement. The behavior of the new company shall be regarded as Party B’s behavior.

Article 34. The Agreement has the same binding force to the modified entity, successor, assignee or the merged or split company, if any event including but not limited to the following may happen: change of name, change of legal representative, merger and split of company, adjustment of administrative division.

Article 35. That either Party does not exercise or only partly exercises its rights prescribed in the Agreement (except the priority right) does not mean that it abandons the rights.

Article 36. If part of the terms in the Agreement becomes invalid, it shall not influence the validity of the other terms in the Agreement.

Chapter VII Supplementary Provisions

Article 37. The Parties are civil subjects with equal status when they are signing the Agreement. The Parties sign the Agreement of their own will and have a full understanding of the terms and conditions of the Agreement.

Article 38. If any disputes arise from or in connection with the present Contract, and the Parties cannot reach an agreement through consultation, either Party may file a lawsuit with the people’s court of Gulou District, Fuzhou or the people’s Court of Hua’an County, Zhangzhou according to the requirement of jurisdiction.

Article 39. Matters that are not covered by the present Agreement shall be worked out by both parties through consultations and provided for in supplementary agreements. All the supplement, amendment and supplementary agreement shall be equally binding as the present Agreement.

Article 40. The Agreement shall come into force once it is signed and chopped by the legal representatives of the Parties.

Article 41. The present Agreement is done in sextuplicate originals, with three for each party, all originals being equally authentic.

Party A: The People’s Government of Hua’an County
Legal Representative:

Party B: Hong Kong Yi Tat International Limited
Legal Representative:

Time: 12/26/2008
Place: Hua’an County, Fujian Province

Supplementary Agreement (I)

Party A: The People’s Government of Huaan County

Party B: Hong Kong Yi Tat International Limited
According to Article 6, Article 18, Article 27 and Article 39 of Development Agreement by and between the People’s Government of Hua’an County and Hong Kong Yi Tat International Limited Relative to the Development of the Tourist Resource of Hua’an Tulou Cluster, through amicable consultations, both parties agree to supplement the following articles:

Article 1. Party B shall turn in part of the admission fee income of the last month to Party A before the 10th of each month in the following proportion:

1. When the admission fee of Hua’an Tulou Cluster Scenic Area is not less than RMB 60 per person (including RMB 60 per person), Party B shall pay Party A in the following proportions: 16% for the first five years, 20% for the second five years, 23% for the third five years, 25% for the fourth five years, 28% for the fifth five years and 30% for the years beginning from the twenty-sixth year.
2. When the admission fee of Hua’an Tulou Cluster Scenic Area is less than RMB 60 per person, the proportions mentioned above shall be decreased by 2% respectively, that is, 14% for the first five years, 18% for the second five years, and so on.
3. During the Agreement term, in case of the adjustment of the admission fee of the Scenic Area, the income proportion of Party A shall be adjusted according to the above covenants since the adjustment day of the admission fee of the Scenic Area.

Article 2. In terms of the scenic spot developed independently by Party B within the Scenic Area, Party A shall share part of its income as the resource use fee of the Scenic Area in the following proportion: 5% for the first five years, which shall be increased by 1% every two years after that, till it has come to 10%, the highest proportion not to be increased any more.

Article 3. The taxes and fees related to the admission fee shall be paid by Party B as a whole, and then both Parties shall bear them together according to the proportion of sharing the income.

Article 4. Except the income belonging to Party A according to the above covenants, the rest of the income shall be enjoyed by Party B.

Article 5. Party A has the right to supervise the management of the admission fee.

Article 6. In case of the situation mentioned in Article 27 of Development Agreement by and between the People’s Government of Hua’an County and Hong Kong Yi Tat International Limited Relative to the Development of the Tourist Resource of Hua’an Tulou Cluster, Party A shall reimburse Party B for its expenses in market planning, promotion and publication.

Article 7. Starting from the day when Party B takes over the operation and management of the Scenic Area, it shall give Party A 3,000 admission tickets for free each year for the visitor reception of Party A (including its subordinate units and departments).

Party A: The People’s Government of Hua’an County
Legal Representative:

Party B: Hong Kong Yi Tat International Limited
Legal Representative:

Time: 12/26/2008
Place: Hua’an County, Fujian Province

Supplementary Agreement (II)

Party A: The People’s Government of Hua’an County

Party B: Hong Kong Yi Tat International Limited

According to Article 3 and Article 19 of Development Agreement by and between the People’s Government of Hua’an County and Hong Kong Yi Tat International Limited Relative to the Development of the Tourist Resource of Hua’an Tulou Cluster, whereas Party B intends to develop Zhuzhong Garden and Wanlisan Building at the same time of taking over the running of the Scenic Area of Hua’an Tulou Cluster, through amicable consultations, both parties agree to supplement the following articles:

Article 1. According to the itinerary confirmed by both Parties and the requirement for the improvement of the environment around Wanlisan Building, Party A shall be responsible to improve the environment around Wanlisan Building and that of the itinerary within the three months after Party B has taken over Hua’an Tulou Cluster Scenic Area.

Article 2. Party B shall develop Zhuzhong Garden and Wanlisan Building within the year of 2009 and be responsible for the tourist construction and management of Zhuzhong Garden and Wanlisan Building. Party A shall be responsible to examine and approve and play a supporting role.

Article 3. Party A shall share the admission fee income of Zhuzhong Garden and Wanlisan Building in the following proportion: 10% for the first 5 years, which shall be increased by 1% every two years after that, till it has come to 15%, the highest proportion not to be increased any more (e.g., 11% for the seventh year, 12% for the ninth year, and 15% for the fifteenth year and the years later on).

Party A: The People’s Government of Hua’an County
Legal Representative:

Party B: Hong Kong Yi Tat International Limited
Legal Representative:

Time: 12/26/2008
Place: Hua’an County, Fujian Province